Exhibit (a)(1)(C)

Form of Notice of Withdrawal

New York Community Bancorp, Inc.

OFFER TO EXCHANGE

Common Shares of New York Community Bancorp, Inc.

for any and all outstanding Bifurcated Option Note Unit SecuritiESSM (BONUSESSM)

of New York Community Bancorp, Inc.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 25, 2009 UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

The undersigned acknowledges receipt of the Offer to Exchange, dated July 29, 2009 (the “Offer to Exchange,” together with the related Letter of Transmittal, the “Offer Documents”), of New York Community Bancorp, Inc. (the “Company”), a Delaware corporation, for the offer to exchange any and all of its 5,498,544 Bifurcated Option Note Unit SecuritiESSM units, stated amount $50.00 per unit (the “BONUSESSM units”), comprised of (i) a trust preferred security issued by New York Community Capital Trust V, having a liquidation preference of $50.00 and a distribution rate of 6% per annum on the stated liquidation preference; and (ii) a warrant to purchase 2.4953 common shares of the Company, par value $0.01 per share (the “Common Shares”) at any time prior to May 7, 2051, the exercise price of which is $50.00, for a number of its Common Shares, upon and subject to the terms and conditions set forth in the Offer Documents. All withdrawals of BONUSESSM units previously tendered in the Exchange Offer (as defined in the Offer Documents) must comply with the procedures described in the Offer to Exchange under “The Exchange Offer—Withdrawal of Tenders.”

The undersigned has determined to withdraw                     (provide appropriate amount) BONUSESSM units with an aggregate liquidation preference of                     (provide appropriate amount) from the Exchange Offer.

*If any of the BONUSESSM units were tendered through The Depository Trust Company (“DTC”), please provide the DTC Participant Number. This form should only be used for withdrawals of BONUSESSM units delivered through DTC if the undersigned needs to withdraw BONUSESSM units on the final day of the exchange offer and withdrawal through DTC is no longer available. Otherwise, the DTC form of withdrawal should be used for such BONUSESSM units.

You may transmit this Notice of Withdrawal to the Exchange Agent, BNY Mellon Shareowner Services, at the address listed on the front of the Letter of Transmittal.

This notice of withdrawal must be signed below by the registered holder(s) of the BONUSESSM units tendered as its or their names appear on the certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s) by endorsements and documents transmitted with the letter of transmittal used to tender such securities. If signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, please set forth the full title of such persons.

Name(s):

Account Number(s):

Signature(s):

Capacity (full title):

Address (including Zip Code):

Area Code and Telephone Number:

Tax Identification or Social Security No.:

Dated: , 2009

DTC Participant Number (applicable for BONUSESSM units tendered through DTC only)

        The Company will determine all questions as to the validity, form and eligibility (including time of receipt) of any notice of withdrawal in its sole discretion, and its determination shall be final and binding. None of the Company, the exchange agent, the information agent (each as defined in the Offer to Exchange) or any other person is under any duty to give notice of any defects or irregularities in any notice of withdrawal and none of them will incur any liability for failure to give any such notice.